UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  08/14/2007

TRIMERIS, INC.
(Exact name of registrant as specified in its charter)

Commission File Number:  0-23155

DE	561808663
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

3500 Paramount Parkway, Morrisville, NC 27560
(Address of principal executive offices, including zip code)

(919) 419-6050
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 14, 2007, the stockholders of Trimeris, Inc. (the "Company") at the Company's Annual Meeeting of Stockholders, approved the adoption of the Trimeris, Inc. 2007 Stock Incentive Plan, which had previously been adopted by the Company's Board of Directors subject to shareholder approval.

The 2007 Stock Incentive Plan provides for the grant of incentive stock options, restricted stock or other stock-based awards to our employees, including directors who are employees, and for the grant of nonstatutory stock options, restricted stock or other stock-based awards to our employees, officers, directors, consultants and advisors. The 2007 Stock Incentive Plan will be administered by our Compensation Committee. A maximum of 1,000,000 shares of common stock are currently authorized for issuance under the Stock Incentive Plan, all of which could be used for incentive stock options, restricted stock or other stock-based awards.

The exercise price of all stock options granted under the 2007 Stock Incentive Plan must be at least equal to the fair market value of the common stock on the date of grant. Our plan generally does not permit a change in the exercise price of any option previously granted except in the case of certain specified events, such as a stock split or merger, and as otherwise permitted under the applicable section of the Internal Revenue Code (the "Code").

The Stock Incentive Plan permits shares of common stock purchased upon the exercise of options to be paid (i) in cash or by check, (ii) through a broker-facilitated cashless exercise procedure to the extent permitted by applicable law, (iii) by delivery of shares owned by the optionee, provided any ownership requirements have been met, or (iv) by payment of such other lawful consideration as the Board may determine, in each case subject to the Sarbanes-Oxley Act of 2002 or other applicable law.

The Board may grant restricted stock awards under the 2007 Stock Incentive Plan entitling recipients to acquire shares of common stock, subject to the right of the Company to repurchase all or a part of such shares and upon such other terms and conditions as the Board may determine. Stock certificates issued in respect of a restricted stock award are registered in the name of the participant and held in escrow by the Company until expiration of the applicable restriction periods. Any restricted stock award granted to a participant who is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 (the "Exchange Act") shall restrict the release of the shares subject to the award for a period of at least six months following the date of grant. Although not formally required by the 2007 Stock Incentive Plan, the Company has adopted an operational rule mandating that all grants of restricted stock have a restricted period of not less than 12 months.

If an optionee ceases to be employed for any reason other than death or disability, each outstanding option held by the optionee will terminate and cease to be exercisable no later than three months after the date the optionee ceases to be employed by us. If an optionee dies, all of his or her options become exercisable immediately. The 2007 Stock Incentive Plan provides that any option granted to a participant who is subject to the provisions of Section 16 of the Exchange Act shall not become exercisable for a period of at least six months following the date of grant.

If:

-we merge with or consolidate into another corporation, which results in our stockholders owning less than 60% of the voting power of the voting securities of the surviving or successor corporation following the transaction,

-we sell all or substantially all of our assets,

-we completely liquidate, or

-someone acquires 50% or more of the voting power of our outstanding securities, except through a merger, consolidation or an acquisition of our securities directly from us,

then all restricted stock awards shall become fully vested and free of all restrictions and all other stock-based awards, including options, shall become fully vested, exercisable or free of all restrictions, as the case may be.

In the event of an acquisition of 50% or more of the voting power of our outstanding securities, except through a merger, consolidation or an acquisition of our securities directly from us, then all options and stock appreciation rights become fully vested and exercisable. If we execute an agreement to:

-merge or consolidate and our stockholders before the transaction own less than 60% of the voting power of the voting securities of the surviving or successor corporation following the transaction,

-sell all or substantially all of our assets, or

-completely liquidate,

then all options and stock appreciation rights become fully vested and exercisable and the Board of Directors may, in its discretion, terminate any unexercised awards, or permit the acquiring or succeeding corporation to assume or substitute equivalent options or stock appreciation rights for ours.

The repricing of Incentive Stock Options ("ISO") or Non-Qualified Stock Options ("NQSO") is expressly prohibited by the 2007 Stock Incentive Plan except in the case of certain change in control events or in the event of certain recapitalizations or adjustments to our common stock. In addition, no ISO or NQSO will be exercisable after the date the optionee's employment with the Company is terminated for cause (as determined in the sole discretion of the Board).

The Board of Directors may terminate or amend the 2007 Stock Incentive Plan at any time. Our stockholders must approve any increase in the total number of shares available under the 2007 Stock Incentive Plan.

In addition, at the Company's Annual Meeting of Stockholders, the Company's stockholders approved the adoption of the Trimeris, Inc. 2007 Employee Stock Purchase Plan, which had previously been adopted by the Company's Board of Directors, subject to stockholder approval. The 2007 Employee Stock Purchase Plan is described in the Company's Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on July 13, 2007.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRIMERIS, INC.

Date: August 20, 2007	By:	/s/ E. Lawrence Hill, Jr.
E. Lawrence Hill, Jr.
President and Chief Operating Officer